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                                                                    EXHIBIT 10.8

                               FOUNDRY AGREEMENT

This Agreement (the "Agreement") is entered into this 1st day of September, 1999 by and between

TEMIC Semiconductor GmbH, having its registered office at Theresienstrasse 2, POB 3535, 74072 Heilbronn, Germany, hereinafter referred to as `TEMIC'

and

Stanford Microdevices Inc., having its registered office at 522 Almanor Avenue, Sunnyvale, CA 94086, USA, hereinafter referred to as `SMI'.

TEMIC desires to sell, and SMI desires to buy, semiconductor wafers and parts to be manufactured by TEMIC using SMI proprietary designs, pursuant to the terms and conditions of this Agreement.

The provisions of this Agreement do not alter the provisions specified in the License Agreement between SMI and TEMIC. The Agreements complement each other.

NOW, THEREFORE; in consideration of these premises, and the mutual promises and conditions in this Agreement, the parties agree as follows:

1.      SCOPE OF FOUNDRY SERVICE

        1.1 Subject to the terms and conditions contained in Section 13 of this Agreement, SMI and TEMIC hereby will disclose know-how, copyrights and mask work rights to make and have made wafers (as defined in Exhibit A) at TEMIC fabrication facility in Heilbronn, Germany, or any TEMIC facility previously qualified by SMI, in accordance with the Wafer Specifications set forth in Exhibit B, to test such wafers, and to sell such wafers only to SMI at the prices established in Exhibit A.

                "Know-how", when used in this Agreement, shall mean all of SMI designs, techniques, technology, trade secrets, proprietary information and other confidential information disclosed by SMI to TEMIC pursuant to this Agreement which SMI, at its sole discretion, determines is necessary for TEMIC to produce wafers under this Agreement.

        1.2 TEMIC shall provide appropriate masks, wafer processing of engineering runs and process validation runs (multi-project wafers) at the prices per Exhibit A.

        1.3 For all prices set forth in Exhibit A or in any amendment thereto, such prices shall be no less favourable for SMI than are extended to TEMIC customers, other than the TEMIC Companies, for comparable goods or services supplied in comparable quantities.

        1.4 During this agreement TEMIC will not sell products, which are pin-to-pin compatible to SMI products, [***]


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                However in no case shall TEMIC sell in any form products
                exclusively developed by SMI to anyone other than SMI. This does not preclude TEMIC from selling foundry services to anyone (including those above) that do not include SMI intellectual property.

2.      PAYMENT

        2.1 SMI shall pay in United States Dollars for wafers supplied by TEMIC to SMI hereunder within [***] days after SMI receipt of an invoice from TEMIC which shall be submitted to SMI upon shipment.

        2.2 SMI shall bear all costs to produce the initial mask set necessary to produce any specific product, or mask changes to complete design or process changes initiated by SMI. SMI shall bear all costs for replacement masks or new masks to complete process changes initiated by SMI as well as all costs for replacement of masks worn of during production at TEMIC.

3.      ORDERS, WARRANTY AND CLAIMS

        3.1 TEMIC shall supply wafers, parts and other production services to SMI in accordance with written purchase orders to be provided by SMI. Each purchase order shall include the following:

                (a)     purchase order number

                (b)     product name

                (c)     manufacturing process

                (d)     quantities

                (e)     unit wafer prices and total prices

                (f) desired shipment date (subject to Section "DELIVERY TIMES" below)

                (g)     delivery instructions

                (h)     any special requests or comments

                Subject orders shall become effective only upon the written acceptance thereof by TEMIC within 5 working days.

                The terms of this Agreement shall prevail over any conflicting terms in any order documents, invoices or similar documents exchanged between the parties hereunder.

        3.2 SMI shall provide TEMIC every month with a good faith rolling forecast of its wafer, parts and other production service requirements on a monthly basis, and TEMIC shall use its best efforts to make available to SMI sufficient fabrication capacity and



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                engineering support to meet such forecast requirements. In addition to the status reports established under Section 5 below, the parties shall provide one another with reasonable notice about changes in desired shipping or production schedules, availability of capacity or other similar situations. The forecast is considered as firmorder for the period of 0-60 days, can change by [***] in the period of 60-120 days and can vary by [***] for the period >120 days.

        3.3 Any other provision of this Agreement notwithstanding, if TEMIC shall be delayed more than sixty (60) days in the production and delivery of wafers for any particular SMI purchase order, regardless of cause, SMI may, at its reasonable discretion, provided that TEMIC is unable to provide a recovery program acceptable to SMI, cancel such order effective upon written notice thereof to TEMIC. Upon resubmission of any such cancelled order by SMI and acceptance thereof by TEMIC. TEMIC shall then use its best efforts to give a priority delivery date to such new order. If TEMIC delays production and delivery more than sixty (60) days under three (3) or more SMI purchase orders in any six (6) months' period under this Agreement, SMI may terminate this Agreement immediately by sending notice of termination to TEMIC.

        3.4 TEMIC gives warranty on workmanship and material for [***] months. In case of warranty claims by SMI, TEMICs warranty is limited to the replacement of wafers.

        3.5 TEMICs standard Terms & Conditions (Exhibit D) apply if not otherwise specified in the contract.

4.      DELIVERY TIMES

        4.1 Unless otherwise agreed to in writing by SMI, delivery times upon acceptance of a SMI purchase order by TEMIC shall be:

                (a) twelve (12) weeks for production wafers, with the target to go down to eight (8) weeks within Q4/99

                (b)     eight (8) weeks for engineering masks and wafers

                TEMIC shall use its best efforts to achieve such delivery times on a regular and consistent basis. However, since these delivery times correspond to the actual production cycles for wafers, no recovery is possible in case of accidental misprocessing of wafer batches.

        4.2 In the event of a third party suit or claim against SMI and/or TEMIC involving a Third Party Right (as defined in Section 15), TEMIC may, at its reasonable discretion and upon advice of its legal counsel, suspend or terminate the production and supply of any wafers to SMI if such continued production and supply would or could cause TEMIC to violate such Third Party Right. TEMIC shall discuss any such suspension or termination with SMI and shall give due opportunity for SMI to satisfy the provisions of
                Section 15, prior to the implementation thereof. In case TEMIC


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                interrupts production due to circumstances described
                hereinabove, it shall provide reasonable assistance to SMI in order to re-establish deliveries of wafers, if appropriate, by subcontracting to another foundry.

5.      STATUS REPORTS

        5.1 Upon request from SMI, TEMIC shall provide SMI with work-in-process, in SMI content and format, status reports, with projection of wafer-out dates.

        5.2 Any deviations from acknowledged delivery dates due to unforeseen manufacturing problems shall be reported to SMI within 3 working days when such problems become apparent.

6.      PROCESS HOLDS

        6.1 SMI may request in writing that TEMIC hold engineering wafer processing at mask levels of [***] and [***] for a maximum cumulative period of [***] days, and TEMIC shall accept such requests.

7.      PROCESS CHANGES

        7.1 Either party may request the other party to accept changes in the production process for wafers, provided, however, any material changes to the production process for wafers that has been previously approved by SMI for production of its wafers, including changes to procedures, flow or specifications, may only be made if such changes are first approved in writing by SMI, which approval shall not be unreasonably withheld.

        7.2 Changes requiring written approval are major changes as described in Exhibit C.

8.      OWNERSHIP AND RESPONSIBILITY

        8.1 TEMIC acknowledges and agrees that SMI shall own all rights, including, without limitation, all patent rights, copyrights, trade secret rights, and mask work and similar rights, in and to the wafers and other products produced by TEMIC for SMI hereunder, and in the know-how disclosed by SMI to TEMIC hereunder. TEMIC shall own all rights in and to the production process and all know-how independently developed by TEMIC and used in the manufacturing of the wafers. SMI and TEMIC acknowledge that TEMIC is acting only as a foundry.

9.      DISCONTINUATION OF PRODUCTION

        9.1 In the event SMI cannot consume all processed wafers, TEMIC will stop production immediately upon written notice of SMI and advice the work-in-process status to SMI. In lieu of paying the order value for completed wafers, the following compensation may be calculated:


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                (a)     For any wafers due for delivery in less than 8 weeks,
                        irrespective of the state of completion and in addition to the charges under (b), (c) and (d) below
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                (b)     For any wafers processed up to Poly-l              [***]

                (c)     For any wafers processed up to Metal-1
                        (or Metal-2 if applicable)                         [***]

                (d)     For any wafers processed beyond Metal              [***]

                The percentages relate to the wafer prices per Exhibit A.

                The quantities in steps (b), (c) and (d) have to relate reasonably to the total quantity of wafers ordered.

        9.2 TEMIC agrees to provide up to [***] wafers to SMI upon notification that TEMIC will obsolete or upgrade its wafer fabrication process. TEMIC will provide notification at least 6 months in advance prior to time of obsolescence or major process change. Delivery of wafers ordered under this provision will be at a mutually agreeable rate.

        9.3 1 year after the final production, TEMIC may scrap the masks or send the masks to SMI on SMIs request.

10.     TEMIC QUALITY INSPECTION

        10.1 TEMIC shall ship only such wafers or parts as have passed visual inspection and electrical testing (PCM) by TEMIC, in accordance with the specifications set forth in Exhibit B (the "Specifications Used By Foundry to Build Wafers").

        10.2 SMI and/or its appointed customers shall be entitled upon any reasonably written request and during normal business hours, and at its sole expense, to witness inspection and testing of all wafers manufactured by TEMIC for SMI under this Agreement and to audit the TEMIC quality control system to monitor the quality of wafers manufactured. If corrective actions require follow-up, additional, directly related audits are permitted, SMI personnel, in conducting such inspections or audits, shall be bound by TEMIC rules at its plants respecting visits by outside personnel.

        10.3 TEMIC shall keep and provide reasonable access by SMI to all TEMIC test, inspection, processing, and full tracing of all wafers, from fabrication to shipment, including scraps, normally maintained for a wafer lot for each lot of wafers processed, for SMI on the same terms as it handles its standard production records for other customers. TEMIC shall not destroy records pertaining to the wafers within 18 months of their creation, and without first giving SMI thirty (30) days written notice of such intended destruction and the right to obtain copies of such records for SMI own files and at SMI own expense.


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        10.4    If TEMIC experiences any unusual technical problems in
                manufacturing wafers pursuant to this Agreement, TEMIC may request that SMI assist TEMIC in resolving such technical problems, and SMI shall use its best efforts to assist TEMIC in resolving such problems as promptly as possible. If SMI personnel are requested by TEMIC to travel to TEMIC facilities to assist TEMIC in resolving such technical problems, SMI shall bear all of its own overhead costs and personnel and travel expenses. TEMIC will provide adequate technical equipment for carrying out effective analyses of the perceived technical problems to SMI personnel while working at TEMIC facilities. If TEMIC and SMI agree in good faith that the perceived problems are not related to the design of SMI products, TEMIC will reimburse travel expenses, including room and board.

        10.5 Should TEMIC discover or be informed about a condition that may affect the quality of reliability of wafers in process or shipped to SMI will inform SMI immediately and present to SMI all pertinent data.

11.     LOC INSPECTION

        11.1 SMI shall conduct its own inspection of shipped wafers or parts in accordance with the Wafer Specifications within fifteen (15) business days after receipt thereof by SMI. If any wafers or parts shipped by TEMIC do not meet Wafer Specifications upon such inspection, SMI shall immediately notify TEMIC in writing of the rejection of such shipment and the lot number(s) affected, and the specific defect of deficiency identified by the inspection. SMI shall hold such materials in a safe and secure facility and make them available for inspection by TEMIC, subject to Section 11.5.

        11.2 If appropriate TEMIC may direct SMI to return such defective materials to TEMIC for further inspection, testing or other procedures. Any such direction shall be accomplished by an TEMIC Return Material Authorization ("RMA"), including a specific tracer number to be prominently displayed on the shipping container for such returned materials. Upon issuance of an RMA, SMI shall promptly ship such materials together with all relevant data from the SMI inspection to the designated TEMIC facility, freight and insurance prepaid, in the original shipping container or containers of equivalent protective constitution.

        11.3 SMI may return such wafers or parts hereunder for a credit and may recover its return shipping and insurance expenses from TEMIC if, and only if, defects in such materials actually exist as indicated in the SMI rejection notice and were not caused by SMI own misuse unauthorized modifications, neglect, improper testing, attempts to repair, or by accident, fire or other hazard, while such materials are in the possession or control of SMI.

        11.4 TEMIC and SMI acknowledge that some wafers or parts which do not meet Wafer Specifications and/or are broken may nevertheless still be expected to yield a functional and reliable produce. If SMI elects to purchase such below-specification



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                wafers or parts, shall be entitled to a partial credit against the TEMIC invoice amount as may be reasonably agreed upon in writing by SMI and TEMIC. If SMI and TEMIC fail to agree upon a partial credit amount, then the below-specification wafers or parts shall be returned to TEMIC at TEMICs expense for destruction by TEMIC. TEMIC shall not sell or provide access to such wafers to any third party.

        11.5 SMI and TEMIC agree that conformance to the specifications within this document does not necessarily indicate the wafers are free of defects in material and/or workmanship, and that subsequent processing or testing may uncover such defects in material and/or workmanship. Warrant claims of such nature shall be made by SMI no later than 30 working days after the first indication of a potential problem to SMI and TEMIC agree to use their best efforts to correct such defects and provide each other with a reasonable amount of data or information to effect a cure.

        11.6 Any other provision of this Agreement to the contrary notwithstanding, no claim by SMI with respect to wafers, parts or services delivered to SMI thereunder shall be greater in amount than the purchase price of the order in respect of which damages are claimed. IN NO EVENT SHALL TEMIC BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, HOWEVER CAUSED, WITH REGARD TO ANY WAFERS, PARTS OR SERVICES DELIVERED HEREUNDER. REGARDLESS OF WHETHER TEMIC HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

12.     DELIVERY QUANTITIES

        12.1 Delivery quantities will match with ordered quantities as closely as possible; however, wafer shipments will always be done in integer multiples of production batches for the sake of lot traceability. A production batch is currently [***] wafers. In large volume continuous production, batches of [***] wafers are preferred for better economy of scale. SMI will, whenever possible, place orders in integer multiples of production batches and TEMIC will deliver and invoice the actually accomplished number of wafers (normally +0/-10 % of batch size).

13.     CONFIDENTIALITY

        13.1 Each party acknowledges that the information disclosed in connection with any transactions contemplated hereunder will contain the Confidential Information and trade secrets of the disclosing party, and will remain the property of the disclosing party ("Confidential Information"). A party receiving any Confidential Information of the other party shall take all reasonable measures to keep and hold any such Confidential Information of the other party in strict confidence as it would be its own Confidential Information and shall not disclose such Confidential Information of the other party to any person, firm or corporation without the prior written consent of the party disclosing such Confidential Information. A party receiving Confidential Information of the other party shall not, except as may be authorized hereafter in


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                writing by the disclosing party, use any Confidential
                Information of the other party for any purpose not stated in this Agreement.

        13.2 A party receiving Confidential Information of the other party shall limit dissemination of and access to any Confidential Information of the other party to those employees or consultants of the receiving party who have a good faith need for such access to effectuate the purpose of this Agreement and who have executed a standard non-disclosure agreement with the receiving party.

        13.3 The obligations of the receiving party described in this Section shall survive termination or expiration of this Agreement and shall continue in full force and effect with respect to any information as long as it remains Confidential Information under this Section 13.

        13.4 A party receiving Confidential Information of the other party may disclose such information to subcontractors upon the prior written approval of the party disclosing the Confidential Information if such disclosure is necessary to perform its duties under this Agreement, and such approval shall not be unreasonably withheld. The receiving party shall cause its permitted subcontractors to sign a confidentiality agreement with substantially the same terms and conditions of this Section prior to disclosing Confidential Information of the other party to such subcontractors.

        13.5 Neither party shall have the obligation to the other party with respect to any information of the other party of any portion thereof which is:

                (a) already known to the receiving party at the time of receiving same as shown by the receiving party's files and records in existence at the time of disclosure;

                (b) or hereafter becomes publicly known through no wrongful act of the receiving party;

                (c) rightfully received from a third party without restriction on disclosure and without breach of this Agreement;

                (d) now or hereafter independently developed by the receiving party and without reliance in any degree upon any Confidential Information of the other party;

                (e) furnished by the disclosing party to a third party without any restriction upon disclosure comparable to that set forth in this Agreement; or

                (f) revealed pursuant to a requirement of a governmental agency or lay, provided that the receiving party provides prompt written notice of such requirement or law so as to afford the disclosing party an opportunity to intervene and oppose disclosure.

        13.6 The parties agree that any material breach of Section 13 will cause irreparable injury and that injunctive relief in a court of competent jurisdiction will be appropriate to



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                prevent either an initial or continuing breach of such
                nondisclosure and confidentiality provisions herein in addition to any other relief to which the owner of such Confidential Information may be entitled.

        13.7 Insofar as the performance hereunder involves the transfer of products and technologies subject to the United States Export Regulations (15 C.F.R., Parts 779, et seq.), the parties hereto warrant to fully comply with all pertinent regulations.

14.     TERM

        14.1 This Agreement may be terminated by SMI or TEMIC upon written notice to the other party:

                (a) in the event the other party files a petition in bankruptcy, or in the event all or part of the other party's assets are assigned to a trustee or receiver, or if an involuntary petition in bankruptcy is filed by a third party and the other party does not resolve such petition in its favour within sixty (60) days after filing and notice thereof; or

                (b) in the event of a substantial breach of a material term of this Agreement not remedied by the other party in breach within thirty (30) days after receipt of written notice by the terminating party specifying such breach and requesting that it be remedied.

                (c)     immediately for any violations or Section 13.

        14.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES, HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THE TERMINATION OF THIS AGREEMENT.

        14.3 TEMIC shall not be liable for any damages caused by SMI products, due to design, packaging, testing and whatsoever.

        14.4 This agreement shall be in effect for 60 months and shall be self renewing annually. Should TEMIC decide to not renew this agreement the discontinuation of product clause (Section 9.1) becomes valid.

15.     INFRINGEMENT

        15.1 TEMIC warrants to SMI that TEMIC owns the know-how, copyrights, mask work rights, and other intellectual rights solely to enable TEMIC to produce the wafers or parts for SMI lawfully. SMI hereby indemnifies and holds TEMIC and its directors, officers, employees and agents harmless from any claim, suit or other liability (including reasonable attorneys, fees and costs) arising out of or resulting from a material breach of the foregoing warranty.



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        15.2    SMI warrants to TEMIC that SMI owns, or otherwise has the right to use on behalf of TEMIC all applicable intellectual property rights to the manufacturing processes not otherwise licensed to SMI by TEMIC which will be used by TEMIC to produce the wafers or parts. SMI hereby indemnifies and holds TEMIC and its directors, officers, employees and agents harmless from any claim, suit or other liability (including reasonable attorneys, fees and costs) arising out of or resulting from a material breach of the foregoing warranty.

        15.3 In the event of the institution of any suit or claim against an indemnified party alleging that TEMIC manufacture of the wafers or parts violates any circuit design patent or mask work, manufacturing process patent, or other circuit design or manufacturing process proprietary right of a third party recognised under the laws of the United States of America (hereinafter "Third Party Rights"), or shall become the subject of any claim for violation of Third Party Rights, the indemnified party shall promptly notify the indemnifying party of such suit or claim and provide reasonable details thereof. Failure to give such notice, if it materially impairs the ability of the indemnifying party to defend against such suit or claim, shall terminate any duty of indemnification under this Section.

        15.4 The indemnifying party shall have sole control of any action or settlement negotiations relating to any such suit or claim, and the indemnified party shall render all cooperation reasonably requested by the indemnifying party in defense of such suit or claim, provided that the indemnified party may retain its own counsel at its own expense. The indemnified party shall not settle or attempt to settle any such suit or claim without the express written consent of the indemnifying party.

        15.5 In addition to its duty of indemnification hereunder, the indemnifying party may, at its sole discretion and expense:

                (a) alter or change the circuit design or manufacturing process, as may be the case, so as to make said design or process non-infringing of any third Party Right; or

                (b) obtain permission from the affected thirty party to use the Third Party right, it being the intention of both parties to continue the performance of this Agreement if commercially reasonable to do so.

                If neither of these methods is appropriate to eliminate the infringement of the Third Party Right, the indemnifying party at its sole discretion may terminate this Agreement or withdraw the infringing products without any additional obligation or liability to the indemnified party, for lost opportunity or profits or otherwise, due to such termination.



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16.     NOTICES

        16.1 Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party hereto by the other party shall be in writing and shall be deemed duly served and given when personally delivered to either of the parties to whom it is directed, or in lieu of such personal service, on the same day of transmission by telex or confirmed facsimile or seven (7) days after deposit in the mail, first class international air mail postage prepaid, or two (2) business days after being sent by overseas courier, addressed to:

                Stanford Microdevices Inc.         TEMIC Semiconductor GmbH
                522 Almanor Avenue                 Theresienstrasse 2
                Sunnyvale, CA 94086                D-74072 Heilbronn
                Attn. of: Gerald L. Quinnell       Attn. of: Dominik Winau

                                                   Copy to:
                                                   AMTEL Corporation
                                                   2325 Orchard Parkway
                                                   San Jose, CA 95131
                                                   Attn. of: Mike Ross

                                                   Copy to:
                                                   TEMIC Semiconductor
                                                   160 Street Road
                                                   Oxford, PA 19363
                                                   Attn. of: Rodney Hsing

                Either party may change the addresses above upon notice duly given in writing to the other party.

17.     ARBITRATION

        17.1 Except for any claim based upon an alleged or actual violation of Section 13 above with respect to confidentiality and non-disclosure, any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall be resolved at the request of either party through final and binding arbitration as set forth herein. Such arbitration shall be conducted by three (3) arbitrators, at least one (1) of whom shall have reasonable technical knowledge of and experience in the semiconductor industry, selected by the mutual agreement of the parties, or, failing such agreement, as selected according to the applicable rules specified below. The parties shall bear the costs of such arbitrators equally.

        17.2 Arbitration shall be conducted in the English language in Sacramento, California, USA, under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") and its Supplementary Procedures for International Commercial Arbitration, except as superseded by the provisions of this Section. The



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                arbitration panel shall operate in all respects by a majority vote of the arbitrators. The parties shall be entitled to all discovery permitted under Section 1283.05 of the California Code of Civil Procedure, with all such discovery to be completed within ninety (90) days of the commencement of the arbitration, provided, however, that if TEMIC is not entitled to discovery under Germany's or other law, SMI shall not be entitled to discovery. Upon completion of the arbitration bearing, the arbitrators shall promptly render their decision and award, which shall be in writing and which shall state the reasons for the conclusions reached.

        17.3 The arbitrators shall have the power to render any award for ordinary damages or injunctive relief but may not award punitive damages. If judicial enforcement or review of such arbitration award is sought by either party, judgement may be entered upon such award in any court of competent jurisdiction in the United States or Germany, as the case may be.

        17.4 The prevailing party in any such judicial enforcement, arbitration or review proceeding or in any other legal proceeding relating to the interpretation or performance of this Agreement or the grounds for termination thereof shall be entitled to its reasonable attorneys' fees and related other costs (including the costs for any interpreters or translators) in addition to any other amount of recovery ordered by such court. For purposes of this Section, a "prevailing party" shall be that party which recovers more than one-half (1/2) of the amount set forth in its claim in the arbitration or which defeats the other party's claim by more than one-half, or which achieves a comparable result in respect of injunctive relief.

18.     MISCELLANEOUS

        18.1 This document constitutes the entire agreement of SMI and TEMIC with regard to the subject matter hereof and supersedes all prior negotiations and agreements whether written or oral. The executed English language version of this Agreement and of any other documents prepared by the parties under this Agreement shall be controlling for all purposes.

        18.2 This Agreement may be amended only by a written document executed by authorized representatives of SMI and TEMIC.

        18.3 SMI and TEMIC acknowledge the need for certainty, orderliness and predictability essential to the performance of this agreement in international commerce. The parties further acknowledge that the choice of law to be applied by the parties or by a tribunal in the event of arbitration of litigation arising out of this Agreement is a material and bargained for provision upon which both parties have had the opportunity to consult with their respective legal advisors. In light of the foregoing, this Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding

                (a)     its choice of law rules and

                (b) the United Nations Convention on the International sale of Goods.

        18.4 No right may be assigned, and no duty may be delegated, by either party under this Agreement except upon the written consent of the other party, and any attempted assignment and delegation without such consent shall be void.

        18.5 Notwithstanding the foregoing, however, either party shall be entitled to assign this Agreement, and all rights and obligations hereunder, to a successor to all or substantially all of its assets, whether by sale, merger, or otherwise, provided that either party indicating such assignment shall provide the other party with at least thirty (30) days prior written notice and cause such assignee to be bound by this Agreement. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, heirs, administrators, successors and permitted assigns except as otherwise provided herein.

        18.6 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        18.7 Except for the duty of payment for goods and services previously supplied, neither party shall be responsible or liable to the other party for non-performance or delay in performance of any terms or conditions of this Agreement due to acts of God, acts of governments, wars, riots, strikes or other labour disputes, shortages of labour or materials, or other causes beyond the reasonable control of the non-performing or delayed party, provided, however, non-performance or delay in excess of one hundred eighty (180) days shall constitute cause for termination of this Agreement by either party.

        18.8 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together shall constitute only one and the same instrument.

        18.9 Any waiver (express or implied) by either party of any breach of this agreement shall not constitute a waiver of any other or subsequent breach.

        18.10 In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

        18.11 Each party hereto is an independent contractor of the other, and neither shall be deemed an employee, agent, partner or joint venturer of the other. Neither party shall make any commitment, by contract or otherwise, binding upon the other nor represent that it has any authority to do so.

        18.12 Each party shall obey all applicable laws and regulations in the performance of its respective duties and tasks under this Agreement and shall use its best efforts to assist the other party to do likewise.

        18.13 Each party shall designate a single management representative who shall be the primary point of contact for that party in its relations with the other party hereunder, and each party may change its representative from time to time upon prior written notice to the other party. Initially, the SMI representative shall be Gerald L. Quinnell and the TEMIC representative shall be [***].

                IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective duly authorized representatives.

FOR STANFORD MICRODEVICES                          FOR TEMIC


/s/ Gerald L. Quinnell          /s/ Dr. Dominik Winau       /s/ Dr. Frank Heinricht
----------------------          ----------------------      -----------------------
       (signature)                   (signature)                  (signature)
    Gerald L. Quinnell             Dr. Dominik Winau          Dr. Frank Heinricht
  Chief Operating Officer       Vice President Business     Chief Executive Officer
   Stanford Microdevices         Center Communications        TEMIC Semiconductors
                                  TEMIC Semiconductors

Sept 01, 1999                   09/09/99                     09/09/99
----------------------          ----------------------       -----------------------
       (date)                          (date)                        (date)

[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT A

                               PRODUCT DESCRIPTION



                                     [***]


[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                     [***]


[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B


                                     [***]


[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                     EXHIBIT C

[***]

All other changes are considered to be minor changes, unless otherwise mutually agreed on in writing.


[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                     EXHIBIT D


STANDARD TERMS AND CONDITIONS OF SALE

1. GENERAL: This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. This constitutes the entire Agreement between Buyer and Supplier with respect to the purchase and sale of the Products described on the face hereof and only representations or statements contained herein shall be binding upon Supplier as a warranty or otherwise. Acceptance or acquiescence in the course of performance rendered pursuant hereto shall not be relevant to determine the meaning of this writing even though the accepting or acquiescing party has knowledge of the nature of the performance and opportunity for objection. No addition to or modification of any of the terms and conditions specified herein shall be binding upon Supplier unless made in writing and signed by a duly authorized representative of Supplier. The terms and conditions specified herein shall prevail notwithstanding any variance from the terms and conditions of any order or other form submitted by Buyer for the Products set forth on the face of this Agreement ("Products"). To the extent that this writing may be treated as an acceptance of Buyer's prior offer, such acceptance is expressly made conditional on assent by Buyer to the terms hereof, and, without limitation, acceptance of the goods by Buyer shall constitute such assent. All cancellations and reschedules require a minimum of thirty (30) days notice for standard product and ninety (90) days notice for non-standard product, commencing 5 days after notice is received at the Temic facility that was designated to ship the product. All products scheduled for delivery during the respective thirty (30) or ninety (90) day period will be shipped unless an exception is negotiated with the Product Marketing Manager.

2.      PRICES AND TAXES:

        (a) Prices shown are F.O.B. Supplier's plant. Regardless of any prices quoted by Supplier or listed on Buyer's order, any order is accepted only at the price shown on Supplier's Sales Order Acknowledgment of such order and Supplier reserves the right to revise such prices prior to shipment so as to reflect any increased cost to Supplier for materials used in the manufacture of the Products. Prices are also subject to revision when interruptions, engineering changes or modifications are caused or requested by Buyer. All prices are quoted, all orders are accepted, and all billings are rendered exclusive of all federal, state and local excise, transactions, sales, use and similar taxes. Consequently, in addition to the prices specified herein, the amount of any present or future excise, transactions, sales, use or similar tax applicable to the sale of a product hereunder shall be paid by Buyer. Such taxes, when applicable, Will appear as separate additional items on the invoice unless Supplier receives a proper tax exemption certificate from Buyer prior to shipment. All personal property taxes assessable on the products after delivery to Buyer shall be borne by Buyer.

        (b) In the event that a "revert pricing" schedule, a "bill back" schedule, or a pricing schedule which indicates lower per unit prices or higher volume purchases appears as part of this Agreement, it is understood and agreed that the unit price to be paid by Buyer is that price determined by the total number of units purchased by Buyer in accordance with the schedule at the date of termination of this Agreement. Any payment made by Buyer at price levels equal to the lowest per unit price appearing on this Agreement is accepted by Supplier only as an accommodation to Buyer and as a partial payment in the event that the necessary volume of units to achieve the lowest available price is not purchased. In the event of any termination of this Agreement for any reason, Buyer agrees that it will pay Supplier a unit price based upon the total number of units purchased prior to termination.

        (c) In the event Buyer shall desire quantities of any product in addition to those contracted for pursuant to this Agreement Buyer agrees that Supplier shall have no obligation whatsoever to renegotiate this price.

3. TERMS AND CONDITIONS OF PAYMENT. Where Supplier has extended credit to Buyer, terms of payment shall be net thirty (30) days from the date of invoice. A late charge in the amount of the lesser of one percent (1%) of the outstanding amount or the maximum amount permitted by law shall be assessed each twenty-eight (28) days on all accounts fifteen (15) days past due. The amount of credit may be changed or credit withdrawn by Supplier at any time in Supplier's sole discretion. On any order on which credit is not extended by Supplier, shipment or delivery shall be made at Supplier's election: Cash with Order (in whole or part) C.O.D. or sight draft attached to bill of lading or other shipping documents, with all costs of collection to be paid by Buyer.

        Buyer agrees to make payment of each shipment separately and understands that if payment is not so made Supplier is under no obligation to make further shipments. If shipment or manufacture is delayed by Buyer, payment shall become due on the date when Supplier is prepared to make shipment or on the date on which manufacture is delayed, and such payment shall be made based on the contract price and the percentage of completion. Products held by Supplier for Buyer by reason of Buyer's delay shall be held at the risk and expense of Buyer. If, in the judgment of Supplier, the financial condition of Buyer at any time does not justify continuance of production or shipment upon the terms of payment specified, Supplier may require full or partial payment in advance and, in the event of bankruptcy or insolvency of Buyer, or in the event any proceeding is brought by or against Buyer under the bankruptcy or insolvency laws, Supplier shall be entitled to cancel any order of Buyer then outstanding and shall receive reimbursement from Buyer for all costs incurred by Supplier in connection with any such canceled order from and after the date of such order to and including the date of cancellation.

4. DELIVERY AND RISK OF LOSS: All products shall be delivered to Buyer, F.O.B. Supplier's plant, and Buyer assumes all risk of loss from the time the products are delivered to a common carrier or placed in the United States Mails, as the case may be, for shipment to Buyer. Should United States Mails be specified as method of delivery by Buyer, Buyer waives right to proof of delivery in the absence of specific instructions. Supplier will exercise its discretion in the method of shipment. Unless otherwise specified to the contrary, supplier is under no obligation to ship by any particular date. Shipping dates are approximate, and in the case of development contracts, it is recognized that no delivery dates are certain until by a separate writing signed by Supplier, supplier obligates itself to specific delivery dates.

5. WARRANTIES: THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, EXCEPT AS TO TITLE, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY THE SUPPLIER AND EXCLUDED FROM THIS AGREEMENT. In no event shall Supplier have any warranty obligation to any person with respect to products purchased from someone other than Supplier or one of its contract distributors. Standard Products of Supplier (those products appearing on Supplier's official price list) are warranted to be free from defects in materials and workmanship and, when tested, to meet the applicable published specification as of the date hereof. Development Products of Supplier (those products not appearing on Supplier's official price list) are warranted to be free from defects in materials and workmanship and to meet the agreed to applicable specification supplied by Buyer to Supplier as of the date of this agreement. Unless otherwise specifically agreed to in writing signed by Supplier, Supplier's warranty shall extend for one year from the date of invoice or until Buyer resells the respective product(s), whichever date first occurs. The liability of Supplier under the warranty as herein set forth is limited solely to replacing, repairing or issuing credit (each at the discretion of supplier) for such products that are defective at the time they are received by Buyer, provided that supplier will not be liable under this warranty unless, (i) Supplier is, during the warranty period, promptly notified in writing upon discovery of defects by Buyer, (ii) the defective unit is returned to Supplier, transportation charges prepaid by Buyer, (iii) the defective unit is received by Supplier for adjustment no later than four weeks following the last day of the warranty, and (iv) Supplier's examination of such unit shall disclose to its satisfaction, that such defects have not been caused by misuse, neglect, improper installation, repair, alteration or accident. In no event shall Supplier be responsible for reimbursing Buyer for any costs of replacement of any defective product. Supplier shall not be responsible for any shortage unless Buyer shall notify Supplier in writing within thirty days following receipt of shipment, of Buyer's claim for any such shortage, together with a reasonably detailed description of the basis of such claim.

        IN NO EVENT SHALL SUPPLIER BE LIABLE TO BUYER FOR LOSS OF PROFITS, LOSS OF USE, OR CONSEQUENTIAL DAMAGES BASED UPON A CLAIM FOR BREACH OF CONTRACT OR BREACH OF WARRANTY. Supplier's warranty shall not be enlarged, diminished or affected by and no obligation or liability shall arise or grow out of Supplier rendering technical advice or service in connection with Buyer's order for the products furnished hereunder.

        Tools, dies and other equipment furnished Supplier by Buyer shall be at Buyer's risk and expense. Weights and dimensions set forth in sales literature on equipment products are not guaranteed unless specifically agreed to in writing signed by Supplier.

6.      PATENTS, COPYRIGHTS, AND MASK WORKS:
        With respect to products manufactured solely to Supplier's design or specification, Supplier shall indemnify, defend and hold Buyer harmless against any and all expenses, damages, costs or losses resulting from any suit or proceedings brought against Buyer based on a claim that any such products or any parts thereof constitute an infringement of any patent, copyright or mask work of the United States or any other jurisdiction, provided that supplier is notified promptly of such claim in writing and given authority, information and assistance (at Supplier's expense) for the defense of same in the event said products or any parts thereof, are found to constitute infringement of any United States or other patent, copyright or mask work right and the use of said products or parts is enjoined. Supplier shall, in its sole discretion either procure for buyer the right to continue using said products or parts, replace said products or parts with noninfringing substitutes or accept the return of said products or parts and refund the purchase price and the transportation costs related thereto.

        Buyer shall indemnify, defend and hold Supplier harmless from any and all expenses, damages, costs or losses resulting from any suit or proceeding brought for infringement of patents, copyrights, mask works, or trademarks or for unfair competition or violation of trade secrets arising from compliance with Buyer's designs, specifications or instructions.

        The sales of products or any parts thereof hereunder confers on Buyer no license to or other rights under any patent, copyright or mask work rights, trade secrets, or other proprietary information or processes of Supplier covering or relating to (a) the structure, design or concept of any devices to which the products or parts may be applied, or (b) any process, part or machine in connection with which such products may be manufactured or used. Supplier shall not be liable for any costs or damages incurred by Buyer as a result of any suit or proceeding brought against Buyer and Buyer will indemnify, defend and hold Supplier harmless from any expenses, damages, costs or losses resulting from any suit or proceeding brought against Supplier, either severally or jointly with Buyer so far as such suit or proceeding is based upon claims (a) that use by Buyer of any product, or any parts thereof furnished hereunder, in combination with products not supplied by Supplier or (b) that a manufacturing use or other process by Buyer utilizing any product, or any parts thereof furnished thereunder constitutes either
        (i) direct or contributory infringement of any patent, copyright or mask work right of the United States or other jurisdiction, or (ii) direct or indirect violation of any trade secret or proprietary right.

        THIS PROVISION IS STATED IN LIEU OF ANY OTHER EXPRESSED, IMPLIED OR STATUTORY WARRANTY AGAINST INFRINGEMENT AND SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR PATENT, COPYRIGHT, OR MASK WORK INFRINGEMENT OF ANY KIND.

7. CONTINGENCIES: Supplier shall not be liable for any failure to perform, or delay in performance, caused by circumstances beyond its reasonable control which makes such performance commercially impracticable including, but not limited to fire, storm, flood, earthquake, explosion, accident, acts of a public enemy or rebellion, insurrection, sabotage, epidemic, quarantine restrictions, labor dispute, labor shortages, transportation embargoes, or delays in transportation, shortages of materials, acts of God, acts of Federal government or any agency thereof, acts of state or local government or agency thereof, and judicial action. In the event of inability due to any of the above circumstances to supply the total demands for the goods specified in Buyer's orders, Supplier may allocate its available supply without liability for any failure of performance which may result therefrom. To the extent that no allocation is made to Buyer, either Buyer or Supplier shall have the right to terminate the contract by prompt notice to the other party in writing.

8. NON-WAIVER OF DEFAULT. In the event of any default by Buyer, Supplier may decline to make further shipments without in any way affecting its rights under such order. If, despite any default by Buyer, Supplier elects to continue to make shipments, its action shall not constitute a waiver of any default by Buyer or in any way affect the Supplier's legal remedies regarding any such default. No claim or right arising out of a breach of the Agreement by Buyer can be discharged in whole or in part by waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration, and is in writing signed by Supplier.

9. ASSIGNS: The Agreement shall be binding and inure to the benefit of the successors and assigns of Supplier, but shall not be assignable by Buyer voluntarily or involuntarily without the written consent of Supplier.

10. TITLE TO PRODUCTS: Title to and right of possession of the products sold hereunder shall remain with Supplier until all payments provided hereunder (including deferred payments whether evidenced by notes or otherwise and revert pricing or billback payments) shall have been made in full, and Buyer agrees to do all acts necessary to perfect and maintain such right and title in Supplier. Failure of the Buyer to pay the purchase price for any product when due shall give the Supplier the right, without liability, to repossess such product with or without notice, and to avail itself of any remedy provided by law.